                                                                    EXHIBIT 99.1


                      FIRST INDUSTRIAL REALTY TRUST REPORTS
                              FIRST QUARTER RESULTS

               - EARNINGS PER SHARE GREW 10%
               - 5.7 MILLION SQUARE FEET LEASED IN FIRST QUARTER

CHICAGO, April 23, 2003 - First Industrial Realty Trust, Inc. (NYSE: FR), the nation's largest provider of diversified industrial real estate, announced results for the quarter ended March 31, 2003. Fully-diluted earnings per share, including income from discontinued operations and before extraordinary items
(EPS), was $0.66 compared to $0.60 per share for the same quarter last year, representing an increase of 10.0 percent. Earnings in the quarter were $25.5 million compared to $23.5 million for the same quarter last year, representing an increase of 8.5 percent year over year.

"While in the first quarter we delivered results above our expectations, heightened geopolitical concerns late in the quarter contributed to an already weak capital investment environment," said Mike Brennan, president and chief executive officer. "As a result of the slower decision-making environment, our portfolio performance was negatively impacted. Fortunately, we continue to benefit from our balanced approach, as our investment management strategy provided ample opportunity to create value, even during this unsteady environment. While we expect industrial fundamentals to remain lackluster through the next few quarters, we continue to work with customers and prospects to find ways to strengthen our respective businesses in this challenging environment."

A summary of the Company's first quarter portfolio and investment performance and solid financial position is listed below:

Portfolio Performance

-  Leased 5.7 million square feet.

-  Actual cash-on-cash rents declined 3.1%.

-  Occupancy was 87.3% and tenant retention was 65.3%.

-  Recorded $10.7 million in income related to the Amazon.com lease termination.

- Same property net operating income (NOI) increased by 10.0% including the Amazon.com lease termination payment. Excluding the Amazon.com lease termination payment, same property NOI would have declined 8.5%.


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

Investment Performance

- Net economic gains were $11.8 million, comprised of $7.0 million from existing property sales, $4.7 million from merchant development/redevelopment and $0.1 million from land sales.

-  Acquired $20.4 million of property, comprising 527,600 square feet.

-  $115 million in property acquisitions under contract or letter of intent.

- Placed in service $12.4 million of new developments comprising 283,400 square feet, with an expected aggregate first-year stabilized yield of approximately 9.7%.

- Development under construction at the end of the quarter stood at $157.9 million with an expected aggregate first-year stabilized yield of 10.0%.

- Repurchased 37,300 shares of common stock at a weighted average price of approximately $26.73 per share.

- Sold 22 properties and 2 parcels of land for $66.0 million at a weighted average 8.8% capitalization (cap) rate and an average 14.9% unleveraged internal rate of return (IRR). Proceeds from dispositions will be used to fund new investments pursuant to the Company's investment strategy.

- Property dispositions included $7.5 million of property sold to the Company's institutional fund with the Kuwait Finance House (KFH), increasing the fund's capitalization to $207.7 million.

- The pipeline of properties that the Company expects to sell over the next 18 months, along with anticipated fee development activity, is over $700 million.

Solid Financial Position

-  Fixed-charge coverage is 2.5 times and interest coverage is 3.0 times.

-  Unencumbered assets represent 98.0% of total assets.

- The weighted average maturity of permanent debt is 11.4 years, one of the longest in the REIT industry.

-  100% of the company's permanent debt is fixed rate.

-  FFO payout ratio was 75.6% and FAD payout ratio was 87.9%.

Supplemental Reporting Measure

For the three months ended March 31, 2003, funds from operations (FFO) per share/unit was $0.91 on a fully-diluted basis and totaled $41.2 million. As previously announced, the Company simplified and revised its calculation of FFO effective January 1, 2003. Accordingly, for the three months ended March 31, 2003, the Company computed FFO to be equal to net income available to common stockholders, plus depreciation/amortization of real estate, minus accumulated depreciation/amortization on real estate sold. For prior periods, including the three months ended March 31, 2002, the Company computed FFO to be equal to net income available to common stockholders, excluding gains/losses from debt restructuring and sales of depreciated property (other than net economic gains/losses from sales of properties related to the Company's Integrated Industrial Solutions(TM) activities), plus depreciation and amortization (other than amortization of deferred financing costs, interest rate protection agreements and corporate furniture, fixtures & equipment), and after adjustments for unconsolidated partnerships and joint ventures. For the three months ended March 31, 2002, FFO per share/unit was $0.92 on a fully-diluted basis and totaled $42.6 million.


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
Outlook for 2003

"The operating environment remains challenging as economic and geopolitical uncertainty continue to impede leasing economics," Brennan continued. "While the result has been increased pressure on our portfolio results, our ability to successfully execute the investment management component of our total return strategy continues to offset weakness in overall industrial fundamentals. We continue to create value as evidenced by our recurring investment gains and believe there is significant opportunity to continue creating value.

"We are maintaining an estimated 2003 EPS range of $2.00 to $2.20, with an estimated range of $0.42 to $0.46 for the second quarter. Sales volume in 2003 is assumed to be approximately $400 million to $500 million with a 9% to 10% average cap rate, with book gains from property sales/fees of between $65 million and $70 million. Investment volume assumptions for 2003, which include both new developments and acquisitions, are approximately $400 million to $500 million with a 10% to 11% average cap rate. We assume no significant changes in our balance sheet structure.

"We expect to deliver FFO per share in the range of $3.55 to $3.75 for 2003, with an estimated range of $0.81 to $0.85 for the second quarter. We estimate that our capital recycling program will contribute between $60 million and $65 million in FFO in 2003, with an increase in the second half of the year."


                                                                         Low End of              High End of
                                                                      Guidance for 2003       Guidance for 2003
                                                                       (Per share/unit)        (Per share/unit)
                                                                      -----------------       -----------------
Net Income Available to Common Stockholders                                  $2.00                   $2.20
Add:  Real Estate Depreciation/Amortization                                   1.78                    1.78
Less: Accumulated Depreciation/Amortization on Real Estate Sold              (0.23)                  (0.23)
                                                                             -----                   -----
FFO                                                                          $3.55                   $3.75
                                                                             =====                   =====


                                                                         Low End of              High End of
                                                                        Guidance for             Guidance for
                                                                          2Q 2003                  2Q 2003
                                                                       (Per share/unit)        (Per share/unit)
                                                                      -----------------       -----------------

Net Income Available to Common Stockholders                                  $0.42                   $0.46
Add:  Real Estate Depreciation/Amortization                                   0.45                    0.45
Less: Accumulated Depreciation/Amortization on Real Estate Sold              (0.06)                  (0.06)
                                                                             -----                   -----
FFO                                                                          $0.81                   $0.85
                                                                             =====                   =====


Brennan continued, "A number of factors could impact our ability to deliver results in line with our assumptions, such as interest rates, the overall economy, the supply and demand of industrial real estate, the timing and yields for divestment and investment, and numerous other variables. There can be no assurance that First Industrial can achieve such results for 2003. However, I believe that First Industrial has the proper strategic and tactical design to deliver such results. We believe our I-N-D-L infrastructure - with its offensive and defensive characteristics - will continue to support our efforts and prove its value."


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
COMPANY INFORMATION

First Industrial Realty Trust, Inc., the nation's largest provider of diversified industrial real estate, serves every aspect of Corporate America's industrial real estate needs, including customized supply chain solutions, through its unique I-N-D-L operating platform, which utilizes a pure Industrial focus and National scope to provide Diverse facility types, while offering Local, full-service management and expertise. Building, buying, selling, leasing and managing industrial property in major markets nationwide, First Industrial develops long term relationships with corporate real estate directors, tenants and brokers to better serve customers with creative, flexible industrial real estate solutions.

FORWARD-LOOKING INFORMATION

This press release contains forward-looking information about the Company. A number of factors could cause the Company's actual results to differ materially from those anticipated, including changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rate levels, competition, supply and demand for industrial properties in the Company's current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs and changes in general accounting principles, policies and guidelines applicable to real estate investment trusts. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission.

A schedule of selected financial information is attached.

First Industrial will host a quarterly conference call at 10 a.m. CDT, 11 a.m. EDT, on Thursday, April 24, 2003. The call-in number is (800) 865-4460 and the passcode is "First Industrial." The conference call will also be available live on First Industrial's web site, www.firstindustrial.com, under the "Investor Relations" tab. Replay will also be available on the web site.


The company's first quarter supplemental information can be viewed on First Industrial's web site, www.firstindustrial.com, under the "Financials" tab. For a hard copy of the company's quarterly supplemental information report or other investor materials, please contact:

                           Karen Henderson
                           First Industrial Realty Trust, Inc.
                           311 South Wacker Drive, Suite 4000
                           Chicago, IL  60606
                           Phone:  (312) 344-4335 - Facsimile:  (312) 922-9851


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
                       FIRST INDUSTRIAL REALTY TRUST, INC.
                             SELECTED FINANCIAL DATA
           (IN THOUSANDS, EXCEPT FOR PER SHARE/UNIT AND PROPERTY DATA)
                                   (UNAUDITED)




                                                                               THREE MONTHS ENDED
                                                                            -----------------------
                                                                            MARCH 31,      MARCH 31,
                                                                              2003          2002
                                                                            ---------     ---------
STATEMENT OF OPERATIONS AND OTHER DATA:
  Total Revenues                                                            $ 96,412      $ 80,943

  Property Expenses                                                           30,488        24,797
  General & Administrative Expense                                             6,764         5,163
  Interest Expense                                                            23,826        19,784
  Amortization of Deferred Financing Costs                                       438           462
  Amortization of Corporate F,F&E                                                308           408
  Depreciation and Amortization of Real Estate                                18,703        16,573
  Loss from Early Retirement of Debt (b)                                       1,466          --
                                                                            --------      --------

  Total Expenses                                                              81,993        67,187

     INCOME FROM CONTINUING OPERATIONS BEFORE EQUITY IN NET
            INCOME OF JOINT VENTURES, GAIN ON SALE OF REAL ESTATE AND
            INCOME ALLOCATED TO MINORITY INTEREST                             14,419        13,756

  Equity in Net Income of Joint Ventures (d)                                     174           222
  Gain on Sale of Real Estate                                                  3,281         5,339
  Minority Interest Allocable to Continuing Operations                        (1,938)       (1,806)
                                                                            --------      --------

     INCOME FROM CONTINUING OPERATIONS                                        15,936        17,511

  Income from Discontinued Operations (Including Gain on Sale of Real Estate of $16,476 and $10,329 for the Three Months
        Ended March 31, 2003 and 2002, respectively (c))                      17,189        15,633
  Minority Interest Allocable to Discontinued Operations (c)                  (2,575)       (2,371)
                                                                            --------      --------

     NET INCOME                                                               30,550        30,773

  Preferred Dividends                                                         (5,044)       (7,231)
                                                                            --------      --------

     NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                            $ 25,506      $ 23,542

  Add:   Depreciation and Amortization of Real Estate                         18,937        18,559
  Add:   Minority Interest                                                     4,513         4,177
  Add:   Depreciation and Amortization of Real Estate- Joint Ventures (d)        384           169
  Less:  Accumulated Depreciation/Amortization on Real Estate Sold            (7,918)         --
  Less:  Accumulated Depreciation/Amortization on Real Estate Sold
             and Non-IIS Gains (Losses)                                         --          (3,857)
  Less:  Accumulated Depreciation/Amortization on Real Estate
             Sold- Joint Ventures (d)                                           (212)          (35)
                                                                            --------      --------

     FUNDS FROM OPERATIONS ("FFO")  (a)                                     $ 41,210      $ 42,555

  Add:   Loss From Early Retirement of Debt (b)                                1,466          --
  Add:   Restricted Stock Amortization                                         1,131         1,158
  Add:   Amortization of Deferred Financing Costs                                438           462
  Add:   Amortization of Corporate F,F&E                                         308           408
  Less:  Non-Incremental Capital Expenditures                                 (8,719)       (5,527)
  Less:  Straight Line Rent                                                     (401)         (681)
                                                                            --------      --------

     FUNDS AVAILABLE FOR DISTRIBUTION ("FAD")  (a)                          $ 35,433      $ 38,375
                                                                            ========      ========


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

                                                                                      THREE MONTHS ENDED
                                                                               -------------------------------
                                                                                 MARCH 31,          MARCH 31,
                                                                                   2003               2002
                                                                               ------------       ------------
       RECONCILIATION OF NET INCOME AVAILABLE TO
       COMMON STOCKHOLDERS TO EBITDA (a) AND NOI (a)

       NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                             $     25,506       $     23,542

    Add:  Interest Expense                                                           23,826             19,784
    Add:  Depreciation and Amortization of Real Estate                               18,937             18,559
    Add:  Preferred Dividends                                                         5,044              7,231
    Add:  Income Allocated to Minority Interest                                       4,513              4,177
    Add:  Loss From Early Retirement of Debt (b)                                      1,466               --
    Add:  Amortization of Deferred Financing Costs                                      438                462
    Add:  Amortization of Corporate F,F&E                                               308                408
    Add:  Depreciation and Amortization of Real Estate- Joint Ventures (d)              384                169
    Less: Accumulated Depreciation/Amortization on Real Estate
               Sold- Joint Ventures (d)                                                (212)               (35)
    Less: Accumulated Depreciation/Amortization on Real Estate Sold                  (7,918)              --
    Less: Accumulated Depreciation/Amortization on Real Estate Sold
               and Non-IIS Gains (Losses)                                              --               (3,857)
                                                                               ------------       ------------

       EBITDA (a)                                                              $     72,292       $     70,440

    Add:  General and Administrative Expense                                          6,764              5,163
    Less: Net Economic Gains (Losses)                                               (11,839)           (11,811)
    Less: Equity in FFO of Joint Ventures (d)                                          (346)              (356)
                                                                               ------------       ------------

       NET OPERATING INCOME ("NOI") (a)                                        $     66,871       $     63,436
                                                                               ============       ============


WEIGHTED AVG. NUMBER OF SHARES/UNITS OUTSTANDING- BASIC                              45,456             45,948
WEIGHTED AVG. NUMBER OF SHARES/UNITS OUTSTANDING- DILUTED                            45,513             46,228
WEIGHTED AVG. NUMBER OF SHARES OUTSTANDING- BASIC                                    38,645             38,978
WEIGHTED AVG. NUMBER OF SHARES OUTSTANDING- DILUTED                                  38,702             39,258

PER SHARE/UNIT DATA:
     FFO :
                                       - Basic                                 $       0.91       $       0.93
                                       - Diluted                               $       0.91       $       0.92

     Income from Continuing Operations Less Preferred Stock Dividends Per
           Weighted Average Common Share Outstanding:
                                       - Basic                                 $       0.28       $       0.26
                                       - Diluted                               $       0.28       $       0.26

     Net Income Available to Common Stockholders per Weighted Average
           Common Share Outstanding:
                                       - Basic                                 $       0.66       $       0.60
                                       - Diluted                               $       0.66       $       0.60

     Dividends/Distributions                                                   $     0.6850       $     0.6800

FFO PAYOUT RATIO                                                                       75.6%              73.4%
FAD PAYOUT RATIO                                                                       87.9%              81.4%

BALANCE SHEET DATA (END OF PERIOD):
      Real Estate Before Accumulated Depreciation                              $  2,692,941       $  2,707,246
      Real Estate Held For Sale, Net                                                  5,339             28,535
      Total Assets                                                                2,598,575          2,660,208
      Debt                                                                        1,407,801          1,354,949
      Total Liabilities                                                           1,545,800          1,476,217
      Stockholders' Equity and Minority Interest                               $  1,052,775       $  1,183,991

PROPERTY DATA (END OF PERIOD):
    Total Properties                                                                    890                914
    Total Gross Leasable Area (in sq ft)                                         59,099,354         63,123,561
    Occupancy                                                                          87.3%              90.8%



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
a) Investors in and analysts following the real estate industry utilize FFO, NOI, EBITDA and FAD, variously defined, as supplemental performance measures. While the Company believes net income available to common stockholders, as defined by GAAP, is the most appropriate measure, it considers FFO, NOI, EBITDA and FAD, given their wide use by and relevance to investors and analysts, appropriate supplemental performance measures. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation/amortization of real estate assets. NOI provides a measure of rental operations, and does not factor in depreciation/amortization and non-property specific expenses such as general and administrative expenses. EBITDA provides a further tool to evaluate ability to incur and service debt and to fund dividends and other cash needs. FAD provides a further tool to evaluate ability to fund dividends. In addition, FFO, NOI, EBITDA and FAD are commonly used in various ratios, pricing multiples/yields and returns and valuation calculations used to measure financial position, performance and value.

     As previously announced, the Company simplified and revised its calculation of FFO effective January 1, 2003. Accordingly, for the three months ended March 31, 2003, the Company calculated FFO to be equal to net income available to common stockholders plus depreciation/amortization on real estate minus accumulated depreciation/amortization on real estate sold. For periods prior to 2003, including the three months ended March 31, 2002, the Company calculated FFO to be equal to net income available to common stockholders, excluding gains/losses from debt restructuring and sales of depreciated property (other than Net Economic Gains (Losses) on sales of properties related to the Company's Integrated Industrial Solutions TM ("IIS") activities) plus depreciation and amortization (other than amortization of deferred financing costs, interest rate protection agreements and corporate F,F&E) and after adjustments for unconsolidated partnerships and joint ventures. Net Economic Gains (Losses) are calculated by subtracting from gain on sale of real estate (calculated in accordance with GAAP, including gains on sale of real estate classified as discontinued operations) the recapture of accumulated depreciation/amortization on real estate sold.

     NOI is defined as revenues of the Company, minus property expenses such as real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses. NOI includes NOI from discontinued operations.

     EBITDA is defined as NOI plus the equity in FFO of the Company's joint ventures, which are accounted for under the equity method of accounting, plus Net Economic Gains (Losses), minus general and administrative expenses. EBITDA includes EBITDA from discontinued operations.

     FAD is defined as EBITDA minus GAAP interest expense, minus preferred stock dividends, minus straight line rental income, plus restricted stock amortization, minus non-incremental capital expenditures. Non-incremental capital expenditures are building improvements and leasing costs required to maintain current revenues.

     FFO, NOI, EBITDA and FAD do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the repayment of principal on debt and payment of dividends and distributions. FFO, NOI, EBITDA and FAD should not be considered as substitutes for net income available to common stockholders (calculated in accordance with GAAP) as a measure of results of operations or cash flows (calculated in accordance with GAAP) as a measure of liquidity. FFO, NOI, EBITDA and FAD as calculated by the Company may not be comparable to similarly titled, but differently calculated, measures of other REITs or to the definition of FFO published by NAREIT.

(b)  Represents a loss from the early retirement of debt.

(c) In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144"). FAS 144 requires that the operations and gain (loss) on sale of all properties sold subsequent to December 31, 2001, that were not held for sale at December 31, 2001, and properties that were classified as held for sale subsequent to December 31, 2001 be presented in discontinued operations. FAS 144 also requires that prior periods be restated.

(d) Represents the Company's share of net income, depreciation/amortization of real estate and accumulated depreciation/amortization on real estate sold from the Company's joint ventures in which it owns minority equity interests.


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